Exhibit 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PUGET SOUND ENERGY, INC.

Pursuant to the provisions of Section 23B.10.070 of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington, as amended (the “Washington Business Corporation Act”), Puget Sound Energy, Inc., a Washington corporation, hereby amends and restates its Articles of Incorporation. These Amended and Restated Articles of Incorporation, as adopted by the sole shareholder of the corporation on February 6, 2009, supersede in the entirety the Restated Articles of Incorporation of the corporation dated January 5, 1988 and any amendments thereto.

ARTICLE 1

NAME

The name of the corporation is Puget Sound Energy, Inc.

ARTICLE 2

PURPOSE

The purposes for which the corporation is formed are as follows:

2.1 To engage in the electric utility business, including, but not limited to, the generation, purchase, interchange, transmission and sale of electricity and the furnishing of electric service generally, and to engage in any business or activity directly or indirectly related to the electric utility business.

2.2 To engage in the gas utility business, including, but not limited to, the manufacture, purchase, distribution and sale of gas and the furnishing of gas service generally, and to engage in any business or activity directly or indirectly related to the gas utility business.

2.3 To engage in the transportation business and any business or activity directly or indirectly related to the transportation of persons or property by any means of conveyance.

2.4 To engage in the real estate business, including, but not limited to, the purchase or other acquisition of real property and the subdividing, platting, development, improvement, use, sale or other disposition of real property or any interest therein and to engage in any business or activity directly or indirectly related to the real estate business.

2.5 To engage in any form of public service or utility business and any business or activity directly or indirectly related thereto.

2.6 To purchase or otherwise acquire, and to own, hold, use, mortgage, pledge or otherwise encumber, and to assign, sell, or otherwise dispose of, shares of stock or other securities of any kind whatsoever of any corporation or entity, and while the holder or owner thereof to exercise all of the rights of such holder or owner.

2.7 To borrow money with or without the giving of security of any kind or nature, and to execute and deliver notes, debentures, bonds and other evidences of indebtedness and to act as guarantor or surety, and, without limiting the generality of the foregoing, to mortgage, pledge, hypothecate or otherwise encumber the whole or any portion of the property of the corporation, real, personal or mixed.

2.8 To engage in or transact any and all lawful business for which a corporation may be incorporated under the Washington Business Corporation Act.

2.9 In general, to do any or all of the things hereinbefore set forth, and such other things as are incidental or conducive to the attainment of the objects and purposes of the corporation, or any of them, in any place whatsoever, as principal, agent, or otherwise, either alone or in conjunction with any person, firm, association or corporation; and to do such acts and things and to exercise any and all such powers to the full extent authorized or permitted to be done or exercised by a corporation under any laws that may be now or hereafter applicable or available to the corporation.

2.10 The several clauses contained in this statement of purposes shall be construed as both purposes and powers and the statements contained in each clause shall be in no way limited or restricted by reference to or inference from the terms of any other clause, but shall be regarded as independent purposes and powers; and nothing contained in these purposes shall be deemed in any way to limit or exclude any power, right or privilege given to the corporation by law.

ARTICLE 3

DURATION

The corporation has perpetual existence.

ARTICLE 4

REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 10885 NE 4th Street, Bellevue, Washington 98004 and the name of the registered agent at such address is Jennifer O’Connor.

ARTICLE 5

CAPITAL STOCK

The total authorized shares of the corporation shall consist of One Hundred Fifty Million (150,000,000) shares of Common Stock with a par value of $0.01 per share.

ARTICLE 6

PREEMPTIVE RIGHTS

Shareholders of the corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation. Any and all shares of stock and securities convertible into shares of stock that may be issued at any time may, in whole or in part, be disposed of without having been offered to shareholders.

ARTICLE 7

THE BOARD OF DIRECTORS

The corporation shall have a Board of Directors. The function and authority of the Board of Directors is limited by the shareholder, with certain matters reserved to the shareholder, pursuant to Section 23B.08.010 of the Washington Business Corporation Act, as set forth in these Articles of Incorporation and the Bylaws of the corporation. The corporation’s Bylaws, which are intended to be an “Agreement Among Shareholders” pursuant to Section 23B.07.320 of the Washington Business Corporation Act, set forth: (a) the qualifications of the directors; (b) the manner of the election, removal and replacement of the directors; (c) the manner of voting by the directors, including weighted voting rights and the use of proxies; and (d) the matters subject to a vote by the directors, among the directors, and by the shareholder.

ARTICLE 8

INDEMNIFICATION

8.1 The corporation shall to the full extent permitted by the Washington Business Corporation Act now or hereafter in force indemnify all (a) directors, alternates or proxies for directors, observers to the Board of Directors, and officers of the corporation and (b) any person who is or was serving at the request of the corporation as an officer, manager, director, member, partner, agent, fiduciary or trustee of another person or entity (each such person listed in subsections (a) and (b) of this sentence, an “Indemnified Person”); provided that a person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary, advisory or custodial services. However, such indemnity shall not apply on account of:

(i) acts or omissions of the Indemnified Person finally adjudged to be intentional misconduct or a knowing violation of law;

(ii) conduct of the Indemnified Person finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act; or

(iii) any transaction with respect to which it was finally adjudged that such Indemnified Person personally received a benefit in money, property, or services to which the Indemnified Person was not legally entitled.

The corporation shall indemnify and advance expenses for Indemnified Persons pursuant to the terms set forth in the Bylaws, or in a separate directors’ resolution or contract with the Indemnified Person.

8.2 The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Board of Directors is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

8.3 Any amendment, modification or repeal of this Article 8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Article 8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

ARTICLE 9

LIMITATION OF LIABILITY

9.1 No person who is or was an Indemnified Person shall be liable to the corporation, or any shareholder, in its capacity as such, or any other persons who have acquired interests in the corporation’s securities, for any monetary damages, losses, claims, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract or any breach of duties (including breach of fiduciary duties) whether arising at law, in equity or otherwise, provided, however, that such provisions shall not eliminate or limit the liability of an Indemnified Person for (a) acts or omissions that involve intentional misconduct or a knowing violation of law by the Indemnified Person, (b) conduct of the Indemnified Person violating Section 23B.08.310 of the Washington Business Corporation Act, or (c) any transaction from which the Indemnified Person will personally receive a benefit in money, property, or services to which such Indemnified Person is not legally entitled.

9.2 If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of any Indemnified Person, then the liability of such Indemnified Person shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

9.3 Any amendment, modification or repeal of this Article 9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Article 9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

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IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation are adopted effective as of February 6, 2009.

PUGET SOUND ENERGY, INC.

By:	/s/ STEPHEN P. REYNOLDS
Stephen P. Reynolds
Its:	President

By:	/s/ JENNIFER O’CONNOR
Jennifer O’Connor
Its:	Secretary

Signature Page to Amended and Restated Articles of Incorporation of Puget Sound Energy, Inc.